Exhibit 3.1

Delaware	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “POTLATCH FOREST PRODUCTS CORPORATION”, CHANGING ITS NAME FROM “POTLATCH FOREST PRODUCTS CORPORATION” TO “CLEARWATER PAPER CORPORATION”, FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2008, AT 9:30 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4042496 8100	AUTHENTICATION: 6995567
081155763 You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 12-02-08

State of Delaware Secretary of State Division of Corporations Delivered 09:19 AM 12/02/2008 FILED 09:30 AM 12/02/2008 SRV 081155763 – 4042496 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

POTLATCH FOREST PRODUCTS CORPORATION

POTLATCH FOREST PRODUCTS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 7, 2005.

SECOND: This amendment to the Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the sole stockholder of the Corporation and by the directors of the Corporation.

THIRD: Article 1 of the Certificate of Incorporation of the Corporation as presently in effect is amended to read in its entirety as follows:

“The name of this Corporation is Clearwater Paper Corporation.”

FOURTH: Article 5 of the Certificate of Incorporation of the Corporation as presently in effect is amended to read in its entirety as follows:

“A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 105,000,000, of which 100,000,000 shares, par value $0.0001 per share, shall be common stock (“Common Stock”) and 5,000,000 shares, par value $0.0001 per share, shall be preferred stock (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of Common Stock and Preferred Stock so entitled to vote.

At the time this Certificate of Amendment to the Certificate of Incorporation shall become effective, every one share of Common Stock, par value $1.00 per share, issued and outstanding at such time shall be, and hereby is, changed and reconstituted into one fully paid and non-assessable share of Common Stock, par value $0.0001 per share (the “Par Value Adjustment”). Each outstanding stock certificate of the Corporation which, immediately prior to the time this Certificate of Amendment to the Certificate of Incorporation shall become effective, represented one or more shares of Common Stock, par value $1.00 per share, shall thereafter be deemed to represent the one or more shares of Common Stock, par value $0.0001 per share, taking into account the Par Value Adjustment, until such old stock certificate is exchanged for a new stock certificate reflecting the adjustment to the par value of the Common Stock resulting from the Par Value Adjustment.

B. Preferred Stock. Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

FIFTH: All other provisions of the Certificate of Incorporation of the Corporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of this December 2, 2008.

POTLATCH FOREST PRODUCTS CORPORATION, a Delaware corporation

By:	/s/ Michael J. Covey
Name:	Michael J. Covey
Title:	President and Chief Executive Officer